MOUNTAIN HIGH

ACQUISITIONS CORP.

January 1, 2018

Mr. Dirk Nansen
3245 Agate Heights Rd.
Bellingham, WA 98226

Re: Advisory Agreement

Dear Mr. Nansen:

This Advisory Agreement (this "Agreement") is made as of January 1, 2018 by and between Mountain High Acquisitions Corp, a Colorado Corporation (the "Company") and Mr. Dirk Nansen, a Washington State resident (the "Advisor").

1. Retention. Subject to the terms and conditions of this Agreement, the Company hereby engages Advisor to act on behalf of the Company as an advisor commencing on January 1, 2018 (the "Engagement"). The Agreement will be for a 1 year time period.

2. Provision of Services. In consideration of the mutual covenants contained herein and on the terms and conditions set forth below, the Company and Advisor hereby agree as follows:

(a) Advisor agrees to identity opportunities in Washington, Oregon and California through which the Company can evaluate technologies and pursue the build out of infrastructure assets to be utilized by the Cannabis Industry in those states. The Advisor will provide the services described below to the Company and to place at the disposal of the Company advisors, personnel, expertise, services, and experience.

(b) The Advisor has the expertise and resources to successfully assist the Company in its efforts to monetize this type of operation.

(c) The Advisor will be responsible for assisting the Company in its evaluation of technologies, negotiations with land owners, operator\license holders and other persons related to the Cannabis Industry for the creation of safe, efficient, controlled, and operational Cannabis Cultivation and Processing. The Advisor will assist with the management of the design and construction of all necessary infrastructure assets required to run cultivation and extraction activities. The Advisor will assist the Company in ensuring that all cultivation and processing activities are compliant with all regulatory requirements and meet commercial grade standards. The Advisor may also assist with the creation of business development, sales and marketing plans and render certain sales, marketing and consulting services to the Company regarding the Medical and Recreational Cannabis Markets.

3. Remuneration. The Company agrees to compensate Consultant for such services with a consulting fee in the amount of 100,000 shares of the Company's common stock per month. The initial month's shares are earned upon the signing of this agreement.

4. Termination. This Agreement may be terminated with 30 days notice of Termination ("Notice') by either party, with or without cause. No further services shall be performed by Advisor and no further shares shall be delivered by the Company on the expiration of the Notice period.

5. Independent Contractor. Advisor and the Company hereby acknowledge that Advisor is an independent contractor. Advisor shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Advisor shall take no action, which binds, or purports to bind, the Company. The parties hereto further understand and agree that neither party shall be obligated to pay any income tax, exercise tax, unemployment insurance, property tax, business license fee, workers' compensation assessment or other similar tax, assessment or charge that may be payable by or chargeable to the other party, under any past, present or future law, executive order or court order of the United States, the law of any applicable State or any other governmental agency or entity whatever.

6. Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:	Mr. Alan Smith President *Mountain High Acquisitions Corp.* 6501 E. Greenway Pkwy Ste 103-412 Scottsdale, AZ 85254
If to Advisor :	Mr. Dirk Nansen 3245 Agate Heights Road Bellingham, WA 98226 SSN: 534-54-0504

7. Entire Agreement. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

8. Survival of Representations and Warranties. The representations, warranties, acknowledgments and agreements of the Advisor and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

9. Governing Law. This Agreement shall be construed according to the laws of the State of Arizona and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

10. Successors. This Agreement may not be assigned by either the Company or the Advisor without the prior written consent of the other party. This Agreement shall be binding upon the parties, their permitted successors and assigns.

11. Execution. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single

document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

Agreed to and accepted effective as of the Effective Date set forth above in the first paragraph of this Agreement.

Mountain High Acquisitions Corp.

By: ____________________

Alan Smith
President

By: ____________________

Dirk Nansen